                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No. ___________) *

                               INDIVIDUAL, INC.
                               ----------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)

                                  455912 10 5
                                (CUSIP Number)


          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 455912 10 5                 13G                PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Cupertino Ventures Partnership II, L.P.
      77-0143684

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            848,307

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             848,307

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      848,307

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.9%

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      TYPE OF REPORTING PERSON*
12
      PN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
-------

     (a)  NAME OF ISSUER:
          --------------

          INDIVIDUAL, INC.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          -----------------------------------------------

          8 New England Executive Park West
          Burlington, MA 01803

ITEM 2.
-------

     (a)  NAME OF PERSON FILING:
          ---------------------

          Cupertino Ventures Partnership II, L.P.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
          -----------------------------------------------------------

          20300 Stevens Creek Blvd., Suite 330
          Cupertino, California  95014

     (c)  CITIZENSHIP:
          -----------

          United States

     (d)  TITLE OF CLASS OF SECURITIES:
          ----------------------------

          Common Stock, par value $.01 per share

     (e)  CUSIP NUMBER:
          -------------

          455912 10 5

ITEM 3.   IF THIS STATEMENTS IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
-------
          CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or Dealer registered under section 15 of the Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

     (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

     (h)  [_]   Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP:
-------

     (a)  AMOUNT BENEFICIALLY OWNED: 848,307

     (b)  PERCENT OF CLASS: 5.9%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 848,307
          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 848,307
          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
-------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
-------

         Not applicable.

ITEM 10.  CERTIFICATION:
--------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.

     SIGNATURE.
     ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated: February 12, 1997

                                 CUPERTINO VENTURES PARTNERSHIP II, L.P.

                                 By:  HORN VENTURE PARTNERS, L.P.
                                 Its: General Partner


                                 By: /s/ CHRISTIAN F. HORN
                                 --------------------------------------
                                 Name:  Dr. Christian F. Horn
                                 Title:  Managing Partner